Exhibit 99.1

Contact:         Dana Wardwell

                        (828-454-0676)

Blue Ridge Paper Products Inc. Reports Third Quarter Fiscal Year 2004 Results:

CANTON, North Carolina (Bloomberg: bluerd) — Blue Ridge Paper Products Inc. today reported a net loss of $9.4 million for the third quarter ended September 30, 2004.  The Company’s results included $9.0 million in losses associated with property damage and business interruption caused by severe flooding from Hurricanes Frances and Ivan.  This compared to a net loss of $13.3 million for the second quarter ended June 30, 2004 and a net profit of $2.2 million for the third quarter ended September 30, 2003.  Net sales for the third quarter ended September 30, 2004 decreased $0.9 million to $117.4 million compared to $118.3 million for the same period in 2003.

Commenting on the quarter, Richard Lozyniak, Chief Executive Officer, stated “September was a very difficult month for the Company with two 100-year floods within ten days of each other.  As a result  of the flooding, the Canton mill was down for the last 23 days of September; however, we have recovered from the floods and returned to normal operations.  Most importantly, we were able to service our customers through our stock inventory.  We are grateful to our employees who worked extremely hard under very difficult conditions to resume operations and for the continued support of our customers, lender, suppliers and insurance company.  Our industry continues to show strong fundamentals, we are successfully implementing our cost improvement programs and we continue to see improved productivity and operating efficiencies.”

Key Business Highlights

•                  On September 8, 2004, Western North Carolina experienced heavy rains and flooding as a result of Hurricane Frances.  Flood levels exceeded Federal Emergency Management Agency (FEMA) 100-year flood plain levels resulting in the area being declared a Federal disaster area.  Due to the severe nature of the flooding, our pulp and paper mill located in Canton, North Carolina undertook flood control procedures resulting in an orderly shutdown of the mill.  The Canton mill was in the process of restoring operations when on September 17, 2004, the mill experienced a second more extensive flood as a result of Hurricane Ivan, which also exceeded FEMA 100-year flood plain levels.  The mill resumed full paperboard and partial paper production by September 27, 2004.  Operations at the Canton mill were completely restored by October 4, 2004.  The total financial impact for the 2004 three-month period was $9.0 million, which is net of insurance recoveries recorded.  The Company expects to incur additional costs in future periods for repairs and business interruption ranging from $7 million to $10 million, a portion of which may be related to capital expenditures. The Company expects to receive insurance recoveries of $5.2 million to offset these costs.

•                  Industry order backlogs remain strong and inventory levels remain very lean.  We have experienced an improving pricing environment, especially in our uncoated paper grades.  Third quarter ended September 30, 2004 pricing for uncoated paper grades increased 7.9% over the comparable period ended June 30, 2004 and 15.4% over the comparable period ended March 31, 2004.

•                  Despite the impact from the floods on productivity, shipments for the nine-month period ended September 30, 2004 increased 8,260 tons compared to the same period ended September 30, 2003.

•                  The Company continues to improve its overall cost structure.  At the end of September 2004, the Company had eliminated 130 of the 132 positions identified as part of the closure of the Fort Worth DairyPak facility and reductions associated with the headcount reduction plan at our Canton mill and corporate staff.  The remaining positions will be eliminated by 2004 year-end.

The company defines EBITDA as net income before interest, taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for certain extraordinary and non-cash items.  EBITDA and Adjusted EBITDA are non-GAAP.  The Company believes that EBITDA and Adjusted EBITDA can assist investors in analyzing and assessing its ability to service debt.  In addition, management focuses on EBITDA and Adjusted EBITDA, as defined, as measures of the ability of the business to generate cash.  These measures should not be considered in isolation or as an alternative to net income in measuring operating performance and as an alternative to cash flows in measuring our liquidity.  EBITDA and Adjusted EBITDA as the Company defines these terms may not be comparable to similarly titled financial performance measures presented by other companies.

The Adjusted EBITDA for the three months ended September 30, 2004 was $10.7 million compared to Adjusted EBITDA of a negative $0.1 million for the three-month period ended June 30, 2004.  EBITDA and Adjusted EBITDA increased for the three months ended September 30, 2004 as a result of a decrease in the Company’s net loss in the 2004 third quarter compared to the 2004 second quarter.

ADJUSTED EBITDA — NON-GAAP MEASURES ($000)

			Three Months Ended
			September 30 2004	June 30 2004
Net Income/(Loss)			$(9,449)	$(13,308)

Income Taxes			—	—
Interest Expense			4,003	3,906
Depreciation Expense			4,526	4,504
Amortization Expense			321	297

EBITDA			(599)	(4,601)

ESOP Expenses	(A	)	1,800	1,800
Management Fee	(B	)	553	573
Severance Expense	(C	)	(3)	2,158
Flood Impact	(D	)	9,025	—
Other	(E	)	(105)	(38)

Adjusted EBITDA			$10,671	$(108)

(A)                  ESOP expense is a non-cash labor expense we incur each year in connection with the parent company’s Employee Stock Ownership Plan.

  (B)                  The management fee (“KPS fee”) is a fee due to KPS Special Situations Fund, L.P., the parent company’s controlling stockholder. Since September 2001, this fee has been a non-cash accrued expense and effective October 1, 2003, the obligation to pay the KPS fee was assigned to the parent without recourse to the Company with the result that it will no longer constitute one of the Company’s legal obligations.

(C)                    Severance expenses for both of the 2004 three-month periods are related to the closure of the Fort Worth DairyPak facility and the restructuring at the Canton, North Carolina facility and corporate staff.   The accrued severance cost is expected to be paid by December 2004.

(D)                   Flood impact reflects the losses associated with property damage, repairs and maintenance of $18.8 million plus business interruption of $6.3 million for a total of $25.1 million.  Total costs were offset by insurance recoveries booked of $16.1 million, the net of which totals the $9.0 million adjustment to EBITDA.

(E)                     Other expense contains gain or loss on the sale of equipment or other operation assets and funds received related to customer liquidations.

For additional information, please refer to the Company’s quarterly report on Form 10-Q for the period ended September 30, 2004 filed with the SEC.

Certain statements in this presentation constitute forward-looking statements or statements that may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements that are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, which could cause the Company’s actual results, performance (financial or operation), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  changes in underlying paper and packaging prices, raw material prices and demand for the Company’s products, and the success of various cost-savings initiatives.  These and other risks are more fully discussed in our Registration Statement on Form S-4 relating to the exchange notes, as amended and filed with the SEC.